Exhibit 8.01

FOLEY & LARDNER LLP

ATTORNEYS AT LAW

ONE INDEPENDENT DRIVE, SUITE 1300

JACKSONVILLE, FLORIDA 32202-5017

P. O. BOX 240

JACKSONVILLE, FLORIDA 32201-0240

904.359.2000 TEL

904.359.8700 FAX

www.foley.com

CLIENT/MATTER NUMBER

057225-0118

June 6, 2006

Eliason Funding Corporation

548 Highway 15

St. Germain, WI 54558

Re:	Registered Note Offering

Ladies and Gentlemen:

We have acted as tax counsel to Eliason Funding Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, of Amendment No. 1 to the Company’s Registration Statement on Form SB-2 (the “Post-Effective Amendment”), of which the Prospectus forms a part (the “Prospectus”). The Post-Effective Amendment relates to $21,000,000 aggregate principal amount at maturity of the Company’s Two-year, Five-year, Seven-year and Ten-Year Notes (collectively the “Notes”).

As tax counsel to the Company, we have made such legal and factual examinations and inquiries and obtained such advice, assurances, and representations as we have deemed necessary and advisable under the circumstances in order to render this opinion, including, but not limited to, an examination of originals or copies of the following:

(a) the Post-Effective Amendment and Prospectus;

(b) the Indenture entered into by and between the Company and US Bank National Association (“Indenture”); and

(c) the form of the Note, as attached as an exhibit to the Indenture; and

The term “Documents” as used in this opinion letter refers to the documents listed in paragraphs (b) through (c) above.

In our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, the representations and warranties contained in the Documents and oral and written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the Documents with their covenants and agreements contained therein. To the extent it may be relevant to the opinions expressed herein, we have assumed that parties to the Documents other than the Company have the power to enter into and perform such agreements and that such agreements have been duly authorized, executed, and delivered by such other parties and constitute legal, valid, and binding obligations of such other

BOSTON	JACKSONVILLE	NEW YORK	SAN DIEGO/DEL MAR	TAMPA
BRUSSELS	LOS ANGELES	ORLANDO	SAN FRANCISCO	TOKYO
CHICAGO	MADISON	SACRAMENTO	SILICON VALLEY	WASHINGTON, D.C.
DETROIT	MILWAUKEE	SAN DIEGO	TALLAHASSEE

Eliason Funding Corporation

June 6, 2006

parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all other obligations under the Documents and all laws applicable thereto.

Based upon and subject to the foregoing, it is our opinion that the description of federal income tax consequences appearing under the heading “Material Federal Income Tax Considerations” in the Prospectus contained in the Post-Effective Amendment, while not purporting to discuss all possible federal income tax consequences of an investment in the Notes, discuss all material federal income tax consequences and is accurate with respect to those tax consequences which are discussed, and we hereby adopt and confirm that description as our opinion.

We express no opinions other than those expressed herein. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof or for any other reason.

This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be relied upon by any person or entity for any purpose without our prior written consent.

We hereby consent to the use of this opinion as an Exhibit to the Post-Effective Amendment and to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Sincerely,

/s/ FOLEY & LARDNER LLP FOLEY & LARDNER LLP